ACELITY L.P. INC. REPORTS
FIRST QUARTER FINANCIAL RESULTS FOR 2016
Total Revenue for the First Quarter of 2016 Grows 3.0% on a Constant Currency Basis

First Quarter Financial Highlights

•	Revenue for the first quarter of 2016 of $451.4 million, grew 1.6% as reported on a GAAP basis and 3.0% on a constant currency basis, from the prior-year period

•
Revenue from Advanced Wound Therapeutics ("AWT") grew 0.5% as reported on a GAAP basis and 2.1% on a constant currency basis, led by solid volume growth in advanced wound devices compared to the prior-year period

•	Revenue from Regenerative Medicine ("RM") grew 5.5% as reported on a GAAP basis and 5.8% on a constant currency basis, due primarily to higher volumes associated with breast reconstruction procedures

•
Net loss was $26.0 million, as reported on a GAAP basis, up from $4.5 million net loss in the prior-year period, due primarily to the impact of foreign currency exchange rate movements on the revaluation of our Term E-1 EURO loan

•
Adjusted EBITDA[1] of $161.0 million, declined 2.9% as reported from the prior-year period and 2.2% on a constant currency basis primarily due to investments being made in our franchise structure and sales force to drive growth

Operational Highlights

•
The Company refinanced its Senior Term E-2 Credit Facility due November 4, 2016 with the proceeds from the offering of $400.0 million of 7.875% First Lien Senior Secured Notes due 2021.  Additionally, the Company extended a portion of its Revolving Credit Facility by one year to November 4, 2017.

•
Announced a partnership with Mediq to exclusively distribute Acelity’s advanced wound care and regenerative medicine portfolio in Denmark, Finland, Norway and Sweden. The alliance with Mediq, a leading homecare and medical device delivery company, offers Acelity access to Mediq’s specialized knowledge, expertise and network in the region and allows Acelity to expand operations in the post-acute environment.

Joe Woody, President and Chief Executive Officer, commented, “We begin 2016 with significant momentum, having achieved our sixth consecutive quarter of organic revenue growth driven by strong volumes in advanced wound devices, significant growth in sales of expansion products, and double digit growth in revenue from breast reconstruction procedures. Looking ahead to the remainder of the year, we will continue to invest in our people, our innovation pipeline and our business to strengthen our unique therapeutic portfolio to deliver cost-effective solutions to patients around the world.”

Results of the first quarter ended March 31, 2016

Acelity first quarter revenue increased 1.6% as reported on a GAAP basis to $451.4 million, compared with $444.1 million last year. On a constant currency basis, revenue increased 3.0%.

•
AWT revenue was $339.0 million, up 0.5% as reported on a GAAP basis and 2.1% on a constant currency basis, compared to the prior-year period. Growth in AWT revenue was fueled primarily by increased volumes in advanced wound devices during the quarter and double-digit growth in expansion products, led by sales of Prevena™.

•
RM revenue was $109.9 million, up 5.5% as reported on a GAAP basis and 5.8% on a constant currency basis, compared to the prior-year period. The increase in RM revenue was primarily due to double digit growth in breast reconstruction procedures, partially offset by lower revenue from hernia repair procedures.

Net loss for the first quarter of 2016 was $26.0 million, as reported on a GAAP basis, compared to $4.5 million in the prior-year period. Adjusted EBITDA for the first quarter of 2016 decreased 2.9% to $161.0 million from $165.8 million in the prior-year period and decreased 2.2% on a constant currency basis. The decline in Adjusted EBITDA was attributable to investments being made in our franchise structure and sales force to drive growth, partially offset by revenue growth and expense savings associated with our integration and business optimization efforts.

Financial Position

Total cash at March 31, 2016, was $223.6 million. During the first quarter of 2016, Acelity generated cash of $78.2 million from operations, used cash of $19.6 million in investing activities and generated cash of $73.6 million from financing activities.

On February 9, 2016, we issued $400.0 million aggregate principal amount of 7.875% First Lien Senior Secured Notes due 2021. We used a portion of the proceeds from the issuance of the First Lien Notes to repay all amounts outstanding under our Senior Term E-2 Credit Facility due November 4, 2016, together with accrued interest and related fees and expenses.

On February 9, 2016, we entered into Amendments No. 7 and No. 8 to our Senior Secured Credit Facility to, among other things, extend the maturity date of certain consenting lenders’ commitments under the Revolving Credit Facility. After giving effect to these amendments, we continue to have $200.0 million of aggregate revolving loan commitments under our Revolving Credit Facility with $28.7 million of the commitments maturing on November 4, 2016, and $171.3 million maturing on November 4, 2017.

As of March 31, 2016, total long-term debt outstanding was $4.842 billion and our Net Leverage Ratio2 was 6.5x.

Company Structure

Acelity is a leading global medical technology company committed to the development and commercialization of advanced wound care and regenerative medicine solutions. Acelity was formed by uniting the strengths of three organizations, KCI, Systagenix and LifeCell, into our two business segments: Advanced Wound Therapeutics and Regenerative Medicine. Our mission is to change the clinical practice of medicine with solutions that speed healing, reduce complications, create economic value and improve patients’ lives. Acelity is controlled by investment funds advised by Apax Partners LLP and Apax Partners L.P. and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board and certain other co-investors.  Unless otherwise noted in this report, the terms “we,” “our” or “Company,” refer to Acelity and its subsidiaries, collectively.

Non-GAAP Financial Information

The following provides information regarding non-GAAP financial measures used in this earnings release:

To supplement our consolidated results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we have disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EBITDA to net loss is provided later in this earnings release. In addition, the Company presents certain of its financial results on a constant currency basis in addition to GAAP results. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of our business performance and are useful for period-over-period comparisons of the performance of our business. While management believes that these financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies. See "Reconciliation from GAAP to Non-GAAP" included within this release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures.

1Adjusted EBITDA excludes the impact of merger-related expenses, foreign currency gains or losses, business optimization expenses and other expenses specified in the reconciliation within this release.

2 The Net Leverage Ratio represents Net Debt divided by Consolidated EBITDA for the last twelve months. Net Debt consists of total indebtedness including capital leases and other financing obligations, less cash and cash equivalents up to the greater of $300.0 million or 40% of Consolidated EBITDA for the last twelve months. Consolidated EBITDA, as defined in our senior secured credit agreement, represents Adjusted EBITDA plus “run rate” cost savings.

FOR MORE INFORMATION, CONTACT:

Investors
Caleb Moore
Office: (210) 255-6433
caleb.moore@acelity.com

Media
Cheston Turbyfill
Office: (210) 255-6696
media@acelity.com

ACELITY L.P. INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2016	2015	% Change
Revenue:
Rental	$170,099	$172,839	(1.6)%
Sales	281,267	271,211	3.7
Total revenue	451,366	444,050	1.6

Rental expenses	74,895	78,178	(4.2)
Cost of sales	78,579	73,414	7.0
Gross profit	297,892	292,458	1.9

Selling, general and administrative expenses	164,444	147,763	11.3
Research and development expenses	13,978	14,678	(4.8)
Acquired intangible asset amortization	42,202	45,877	(8.0)
Operating earnings	77,268	84,140	(8.2)

Interest income and other	107	147	(27.2)
Interest expense	(108,552)	(104,726)	3.7
Loss on extinguishment of debt	(3,609)	—	—
Foreign currency gain (loss)	(4,330)	19,400	—
Derivative instruments loss	(682)	(3,348)	(79.6)
Loss before income tax expense (benefit)	(39,798)	(4,387)	—
Income tax expense (benefit)	(13,823)	144	—
Net loss	$(25,975)	$(4,531)	—%

ACELITY L.P. INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2016	December 31, 2015
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$223,616	$88,409
Accounts receivable, net	419,883	413,531
Inventories, net	188,800	181,309
Deferred income taxes	43,781	74,521
Prepaid expenses and other	29,864	34,985
Total current assets	905,944	792,755

Net property, plant and equipment	266,008	273,076
Deferred income taxes	24,262	29,909
Goodwill	3,406,475	3,405,823
Identifiable intangible assets, net	2,178,864	2,219,088
Other non-current assets	4,647	6,104

	$6,786,200	$6,726,755

Liabilities and Equity:
Current liabilities:
Accounts payable	$52,666	$57,910
Accrued expenses and other	420,204	373,440
Current installments of long-term debt	22,258	22,130
Income taxes payable	8,837	3,561
Deferred income taxes	113,595	113,595
Total current liabilities	617,560	570,636

Long-term debt, net of current installments, discount and debt issuance costs	4,820,113	4,720,363
Non-current tax liabilities	33,694	34,833
Deferred income taxes	698,471	760,737
Other non-current liabilities	34,609	37,021
Total liabilities	6,204,447	6,123,590
Equity:
General partner’s capital	—	—
Limited partners’ capital	597,389	622,899
Accumulated other comprehensive loss, net	(15,636)	(19,734)
Total equity	581,753	603,165

	$6,786,200	$6,726,755

ACELITY L.P. INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(25,975)	$(4,531)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt issuance costs and discount	10,107	9,968
Depreciation and other amortization	64,734	66,331
Loss on disposition of assets	576	678
Amortization of fair value step-up in inventory	164	—
Provision for bad debt	2,183	1,827
Loss on extinguishment of debt	3,609	—
Equity-based compensation expense	768	535
Deferred income tax benefit	(24,076)	(11,971)
Unrealized gain on derivative instruments	(2,812)	(315)
Unrealized loss (gain) on foreign currency	5,327	(32,429)
Change in assets and liabilities:
Decrease (increase) in accounts receivable, net	(7,694)	5,362
Increase in inventories, net	(416)	(3,666)
Decrease (increase) in prepaid expenses and other	5,121	(774)
Increase (decrease) in accounts payable	(5,183)	4,363
Increase in accrued expenses and other	49,438	56,048
Increase (decrease) in tax liabilities, net	2,314	11,525
Net cash provided by operating activities	78,185	102,951

Cash flows from investing activities:
Additions to property, plant and equipment	(17,467)	(10,491)
Increase in inventory to be converted into equipment for short-term rental	(983)	(3,356)
Dispositions of property, plant and equipment	2	—
Increase in identifiable intangible assets and other non-current assets	(1,129)	(1,821)
Net cash used by investing activities	(19,577)	(15,668)

Cash flows from financing activities:
Distribution to limited partners	—	(55)
Settlement of profits interest units	(217)	(517)
Proceeds from first lien senior secured notes	400,000	—
Repayments of long-term debt and capital lease obligations	(317,731)	(6,415)
Debt issuance costs	(8,407)	(6,256)
Net cash provided (used) by financing activities	73,645	(13,243)
Effect of exchange rate changes on cash and cash equivalents	2,954	(7,072)
Net increase in cash and cash equivalents	135,207	66,968
Cash and cash equivalents, beginning of period	88,409	183,541
Cash and cash equivalents, end of period	$223,616	$250,509

ACELITY L.P. INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(dollars in thousands)
(unaudited)

	Three months ended March 31,				GAAP % Change	Constant Currency % Change (1)
	2016			2015 GAAP
	GAAP	FX Impact	Constant Currency
Advanced Wound Therapeutics revenue:
Rental	$170,099	$778	$170,877	$172,839	(1.6)%	(1.1)%
Sales	168,943	4,667	173,610	164,420	2.8	5.6
Total	339,042	5,445	344,487	337,259	0.5	2.1

Regenerative Medicine revenue:
Sales	109,874	298	110,172	104,169	5.5	5.8

Other revenue:
Sales	2,450	144	2,594	2,622	(6.6)	(1.1)

Total revenue:
Rental	170,099	778	170,877	172,839	(1.6)	(1.1)
Sales	281,267	5,109	286,376	271,211	3.7	5.6
Total	$451,366	$5,887	$457,253	$444,050	1.6%	3.0%

(1) Represents percentage change between 2016 non-GAAP Constant Currency revenue and 2015 GAAP revenue.

ACELITY L.P. INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Selected Financial Information
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2016	2015

Net loss	$(25,975)	$(4,531)
Interest expense, net of interest income	108,451	104,651
Income tax expense (benefit)	(13,823)	144
Foreign currency loss (gain)	4,330	(19,400)
Depreciation and other amortization	64,734	66,331
Derivative instruments loss	682	3,348
Management fees and expenses	2,219	1,312
Equity-based compensation expense	768	535
Acquisition, disposition and financing expenses (1)	5,124	2,580
Business optimization expenses (2)	8,537	6,128
Other permitted expenses (3)	5,966	4,738
Adjusted EBITDA	$161,013	$165,836

Adjusted EBITDA as a percentage of revenue	35.7%	37.3%

(1) Represents labor, travel, training, consulting and other costs associated with acquisition, disposition and financing activities, such as the issuance of new notes, the amendment of our senior secured credit facility and technology acquisitions.

(2) Represents labor, travel, training, consulting and other costs associated exclusively with our business optimization initiatives.
(3) Represents charges for other permitted expenses as defined under our Senior Secured Credit Facility.

					As Reported % Change	Constant Currency % Change (1)
	2016			2015
	As Reported	FX Impact	Constant Currency	As Reported
Three months ended March 31,
Adjusted EBITDA	$161,013	$1,104	$162,117	$165,836	(2.9)%	(2.2)%

(1) Represents percentage change between 2016 Constant Currency EBITDA and 2015 As Reported EBITDA.